Exhibit 99.2

FOR IMMEDIATE RELEASE

                                                For more information, contact:
                                                                Ira H. Stanley
                                       Vice President, Chief Financial Officer
                                                                  937/291-8282
                                                          istanley@mcsinet.com

          MCSi DECIDES TO REMAIN INDEPENDENT; ESTABLISHES NEW GUIDANCE;
                      COMPANY TO RAISE EQUITY CAPITAL

DAYTON, OHIO - August 1, 2001-- MCSi, Inc. (Nasdaq: MCSI), a leading national integrator of state-of-the-art audio-visual, broadcast and computer technology, announced today that its Board of Directors had approved the recommendations of the Special Committee of the Board to reject all of the proposals made by several private equity groups to purchase the Company's outstanding Common Stock. The Board of Directors rejected such proposals for various reasons, including but not limited to, the prices offered, the proposed timing of the closing of the transactions and the conditional nature of the several offers. Upon making this recommendation, the Special Committee determined that it had concluded its mission and adjourned

"The Board believes that the best course of action for the Company and for the Company's stockholders at this time is to focus on our core competencies," stated Michael E. Peppel, Chairman, President and Chief Executive Officer of MCSi. "We provide value to our stockholders by building a Company that delivers world-class technology and services to our customers. The Board has decided that we must continue on our path of creating efficiencies in our business methodology and strengthening our capital base in order to continue our record of earnings growth," continued Mr. Peppel.

In that regard, the Board of Directors approved a public offering of approximately 4.0 million shares of the Common Stock of the Company to be underwritten by Friedman, Billings, Ramsey & Co., Inc. and William Blair and Co. The Company expects that the offering of the Common Stock will close during the third quarter ending September 30, 2001. Such offering will be made pursuant to a written prospectus to be provided by the Company. This announcement is neither an offer to sell nor a solicitation of an offer to purchase such securities, which may be done only by such prospectus.

The Company also established new guidance for revenue and earnings for calendar 2001. Management estimated MCSi will end the year with revenue of $935 to $940 million, representing a $100 to $105 million growth versus 2000, adjusting for the sale of the Canadian wholesale operations. Management also estimates that earnings per share for the year ending 2001 will be in the range of $1.27 - $1.29 per share, prior to any possible dilution associated with the planned equity offering.



MCSi, Inc.
Page 2
August 1, 2001


ABOUT MCSi

MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge three key industries: audio-visual systems, broadcast media and computer technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, computer, and office automation products and the legacy of technical support and field service in more than 118 locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform powered by its affiliate, Zengine, Inc. (Nasdaq: ZNGN) Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

     The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risks relating to international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the quarter ended March 31, 2001.

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